Exhibit 21.00

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

Haynes International, Inc.
        (Wholly owned subsidiary of Haynes Holdings, Inc.)
        Parent company for operating subsidiaries

Haynes International, Ltd.
        (Wholly owned subsidiary in Openshaw, England)

Haynes International, S.A.R.L.
        (Wholly owned subsidiary in Paris, France)

Nickel-Contor AG
        (Wholly owned subsidiary in Zurich, Switzerland)

        Haynes International, S.r.l.
        (Wholly owned subsidiary of Nickel-Contor in Italy)

Haynes Sour Gas Tubulars, Inc.
        (Wholly owned subsidiary, Inactive)

Haynes Foreign Sales Corporation                                                                            [Dissolved 9/2/03.]
        (Wholly owned subsidiary in Barbados, Inactive)

Haynes Specialty Steels Company
        (Wholly owned subsidiary, Inactive)

Haynes Pacific, Pte. Ltd.
        (Wholly owned subsidiary in Singapore)